EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by ISOTIS ORTHOBIOLOGICS, INC. (“Company”), and JOHN F. KAY, Ph.D. (“Kay’)

WHEREAS, Kay has been employed by the Company pursuant to a written Employment Agreement signed by Kay on October 30, 2003 (“2003 Employment Agreement”); and

WHEREAS, the parties have negotiated and agreed to new terms and conditions on which they will continue their employment relationship, and wish to memorialize their agreement in this Agreement, which will supersede the 2003 Employment Agreement as well as all other agreements and understandings concerning Kay’s employment with the Company made prior to the effective date of this Agreement, whether oral, written, or implied; and

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows: Scheme A

1.                    Employment:  Kay shall continue to serve as Chief Scientific Officer of the Company, reporting to the Company’s Chief Executive Officer, and shall faithfully and diligently perform all duties and responsibilities on behalf of the Company and its subsidiaries and affiliated entities as assigned from time to time by the Chief Executive Officer, including service on behalf of the Company’s subsidiaries and affiliated companies.  Without limiting the duties to be assigned by the Chief Executive Officer, Kay shall promote the Company, the Company’s products, and the Company’s underlying science in the broadest sense through the following duties:

•	Continue to serve as a member of the Company’s Management Team (“MT”) until the Company fills the position of Vice President of Research and Development;

•	Supporting sales and marketing through presentations to physicians and conducting training sessions for physicians and representatives as requested by the CEO or on Kay’s own initiative;

•

Writing, submitting, and reviewing articles for peer review publications. monographs, and white papers as requested by the Company, provided that for the Initial Term and a period of two years thereafter Kay shall be cited as the senior author for any article, presentation abstract, or other work based on materials, studies, or inventions to which Kay made a critical contribution during his employment with the Company;

•	Participating in business development, product and science reviews, due diligence investigations, public relations, and independent review activities as requested by the CEO; and

•	Be a member of the New Product Steering Committee and Scientific Advisory Board, and attend meetings of the Medical Advisory Board.

•	Conduct projects as directed by the Company in its discretion consistent with Kay’s experience and qualifications. Kay shall not be asked to perform “lab work”.

Notwithstanding any provision to the contrary in this Agreement, Kay shall be permitted to serve in the capacities listed on Exhibit A hereto.  Kay may also serve in an advisory role for other business entities provided that: (i) such role does not interfere with the performance of his duties and responsibilities under this Agreement or create a conflict of interest with the Company, and (ii) in each case before undertaking any such additional roles, he first makes full disclosure to the Company of the nature of such other business entities and the extent of his advisory role and obtains the prior written consent of the Chief Executive Officer, which consent shall not unreasonably be withheld.

2.                    Initial Term and Renewal:  This Agreement shall take effect on November 1, 2004.  This Agreement and Kay’s employment shall be for a initial term of fourteen (14) months commencing on November 1, 2004, end expiring on December 31,2005 (“Initial Term”).  The Initial Term shall be renewed automatically for successive one year period(s) unless either party gives written notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any renewal term, which notice may be given at the will of either party with or without cause.

3.                    Compensation: In consideration for all services to be performed under this Agreement, Kay shall receive the following compensation:

A.          Salary:  During the Initial Term of this Agreement, the Company shall pay Kay a base salary at the annual rate of Two Hundred Forty Thousand Dollars ($240,000), payable in regular instalments in accordance with the Company’s usual payroll practices and subject to all required and customary withholdings.  Commencing January 1, 2006, and annually on January 1 thereafter if this Agreement is renewed, the Company’s Board of Directors shall review Kay’s performance with a view toward adjusting his salary.

B.          Bonus:  Kay shall not be guaranteed a bonus during the Initial Term or any renewal of the Initial Term. Concurrently with the granting of bonuses to other employees of the Company, the Chief Executive Officer and the Board of Directors shall consider in good faith whether to grant a bonus to Kay based on Kay’s performance and the performance and financial condition of the Company.  Any such bonus shall be at the discretion of the Company, acting in good faith.

C.          Stock Options:  All stock options previously granted to Kay shall continue to vest and become exercisable in accordance with the terms on which they were originally granted as reflected in the 2003 Employment Agreement, the Company’s stock option plan(s), and the stock option agreement(s) between the Company and Kay. Upon the expiration of the initial term of this Agreement, the Chief Executive Officer and the Board of Directors shall consider in good faith whether to grant additional stock options to Kay based on Kay’s performance under this Agreement, and the performance and financial condition of the Company. Any such additional stock option grants shall be at the sole discretion of the Company.

D. Employee Benefits: The Company shall continue to provide Kay the following employee benefits which he is currently receiving:

1.          Insurance.  Coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its executives, including the following which the Company shall continue to provide Kay at the Company’s expense: (i) term life insurance, (ii) short and long-term disability insurance, (iii) medical, dental, and vision care/insurance for Kay and Kay’s spouse and children, (iv) Aflac extended benefits coverage; (v) coverage under director and officer liability insurance including tail coverage, if any, that the Company provides to other executives of the Company; (vi) indemnity to the extent required by the Company’s bylaws and applicable laws.

2.          Vacation.  Accrued paid vacation of 20 days each calendar year. Any unused vacation Kay has accrued as of the effective date of this Agreement shall be carried forward, but the total amount of unused vacation including such carryover that Kay may accrue at any time shall be limited to a maximum of 40 days of vacation. Upon accrual of the maximum amount of vacation time, Kay shall not accrue any further vacation time until the existing accruals are used or otherwise reduced. Vacation shall be taken at such times as are consistent with Kay’s responsibilities hereunder.

3. Sick Time. Paid sick leave of 10 days in each calendar year.

4. Holidays. Paid holidays as set annually by the Company.

5. Car Allowance. A monthly car allowance of $500.00 shall be paid to Kay.

6. 401k Program. Kay shall continue to be eligible to participate in the Company’s 401k program, in accordance with the terms thereof.

7.          Dues and Subscriptions.  The Company shall pay directly or reimburse Kay for customary and reasonable dues and subscriptions direct1y applicable to Kay’s position, so long as such reimbursement is consistent with approved budget.

8.          Office:  Kay shall be provided with a private office in the Company’s facility at 2 Goodyear that is consistent with offices provided to other senior staff at the Director or higher level in the Company.

E.          Expense Reimbursement.  Kay shall attempt to receive pre-approval of all expenses from the Company’s CEO. The Company shall reimburse Kay for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with the Company’s expense policy.

4.                     Termination: This Agreement and Kay’s employment are subject to termination at any time as follows:

A.          Death:  This Agreement shall terminate immediately upon Kay’s death, in which event the Company’s only obligations shall be to pay all compensation owing for services rendered by Kay prior to the date of his death.

B.          Disability:  In the event that Kay is disabled from performing his assigned duties under this Agreement due to illness or injury, even with reasonable accommodation to the extent required by law, for any period of twelve weeks or more in the aggregate during any rolling twelve month period, the Company’s Board of Directors in its sole discretion may terminate this Agreement immediately upon written notice to Kay, in which event the Company’s only obligations shall be to pay all compensation owing for services rendered by Kay prior to his disability. In such instance, Kay shall be entitled to continue receiving benefits under any disability insurance plan(s) in effect at the time of his disability in accordance with the terms and conditions of such plan(s).

C.          Termination For Cause:  The Company may terminate Kay’s employment under this Agreement at any time immediately upon written notice to Kay in the event Kay (i) commits any wilful breach or habitual neglect of his duties as the Chief Scientific Officer of the Company, or (ii) engages in any gross misconduct; provided, however, that if such breach, neglect, or misconduct is capable of being cured, the Company shall first provide Kay with written notice specifying the breach, neglect or misconduct, and allow him a reasonable opportunity to cure. In the event of any termination of Kay’s employment under this subsection, the Company shall have no further obligations to Kay other than to pay all compensation owing for services rendered by Kay prior to notice of termination under this subsection and any accrued but unused vacation up to the 40 day maximum Termination for cause shall be limited to conduct under subsections (i) or (ii) above occurring subsequent to November 1, 2004, except for conduct subsequently discovered which the Company did not and could not reasonably have know of prior to November 1, 2004.

D.          Termination Without Cause:  The Company may also terminate Kay’s employment under this Agreement at any time with or without cause or prior warning, immediately upon written notice, in which event the Company’s sole obligations shall be to: i) pay all compensation owing for services rendered by Kay prior to notice of termination under this subsection as well as all accrued but unused vacation up to the 40 day maximum; and (ii) if such termination occurs prior to the end of the Initial Term, pay Kay immediately the amount of base compensation Kay would have earned for the balance of the Initial Term, minus appropriate withholding and payroll deductions, or (iii) if such termination occurs during a renewal of the Initial Term, pay Kay immediately a lump sum equal to Kay’s then current base salary for a period of three (3) months., minus appropriate withholding and payroll deductions; and (iv) pay the Company’s customary share of the premium for continuing group medical coverage for Kay and his spouse and dependents pursuant to COBRA for a period of three (3) months after the effective date of termination, provided Kay makes a timely election to continua such coverage under COBRA and remains eligible for such continued coverage under COBRA

E.          Notice of Termination:  Any purported notice of termination by the Company (other than due to Kay’s death) shall be communicated by written notice of termination to Kay which indicates the specific provision(s) of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision(s) so indicated.

5.                     Termination by Kay: This Agreement and Kay’s employment with the Company can be terminated by Kay at any time as follows:

A.          Termination for Sufficient Reason:  Kay may terminate his employment under this Agreement at any time immediately upon written notice to the Company in the event of (i) the failure of the Company to comply with any provision of this Agreement and such failure has continued for a period often (10) days after written notice of such failure or change has been given by Kay to the Company; (ii) a change in Kay reporting to the CEO; or (ii) the assignment to Kay of any duties materially inconsistent with the duties and responsibilities defined by Section 1 of this Agreement or the reduction of Kay’s base salary, either of which is not cured within ten (10) days after written notice of such assignment or reduction has been given by Kay to the Company; or (iv) the inducement or requirement by the Company for Kay to violate his professional, scientific, and/or technical standards or ethics. In the event of a termination by Kay under this Section, the Company shall pay Kay the compensation due under Section 4(D) of this Agreement as if Kay’s employment had been terminated by the Company without cause.

B.          Termination Without Sufficient Reason:  Kay may terminate his employment under this Agreement at any time for any reason by giving at least ninety (90) days written notice, with the Company having the right to relieve Kay of all duties at any time during such notice period and pay him immediately the base compensation, minus appropriate withholding and payroll deductions, and accrued but unused vacation up to a maximum of 40 days, that Kay would have earned during the balance of the ninety (90) day resignation notice period.

6.                     Confidentiality and Non-Solicitation:  Kay acknowledges and agrees that he has been and will continue to be entrusted with trade secrets regarding the products, processes methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities (“Confidential Information”), all of which derive significant economic value from not being generally known to others outside the Company.

A.          During the entire term of his employment with the Company, Kay shall not use, disclose, or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

B. At all times after his employment with the Company has ended, Kay shall not use, disclose, or exploit any Confidential Information without the express prior written consent of the Company.

C.          During the entire term of his employment by the Company and for a period of one year thereafter, Kay shall not solicit any customer or identified prospect of the Company or its subsidiary and affiliated companies known to Kay through his employment with the Company for any business that is in actual or likely competition with the Company if and only if such solicitation would result in the use or disclosure of Confidential Information.

D.          For a period of one year after the termination of his employment with the Company, Kay shall not directly solicit or induce any employee or contractor of the Company whom Kay knows to be rendering services to the Company at that time to terminate or curtail their services to the Company.

E.          In the event any provision in this Section 6 is more restrictive than allowed by law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law. Kay and the Company agree that the covenants outlined in this Section 6 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction in California any such covenant is not lawful in any respect, the court shall have the right, power, and authority to exercise or modify such provision as the court deems reasonable and to enforce the remainder of the covenant as so amended.

7.                    Inventions:  Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Kay during his employment with the Company shall constitute a work-for-hire and shall be the sole and exclusive property of the Company. To the extent any such matters are not properly considered a work-for-hire, Kay hereby assigns all right, title, and interest he may have in them. During the Initial Term and any renewal of this Agreement, Kay shall cooperate with the Company in doing any and all things which the Company may reasonably deem necessary to establish or document the Company’s exclusive ownership of any and all rights in such matters, including but not limited to obtaining and perfecting any patent, copyright, trademark, or other legal protection by providing such information, executing such documents, and taking such actions as the Company may reasonably request. In the event this Agreement is terminated for any reason, Kay shall cooperate with the Company in doing any and all things which the Company may deem reasonably necessary to establish or document the Company’s exclusive ownership of any and all rights in such matters. In the event such cooperation is requested after Kay’s termination for any reason, it shall be provided at mutually agreeable times and places for which Kay shall be compensated at an hourly rate equivalent to his base salary at the time of termination. This Section does not apply to an invention that is encompassed by Section 2870 of the California Labour Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information of the Company was used, and which does not (i) relate to the business of the Company; (ii) relate to the Company’s actual or demonstrable anticipated research or development; or (iii) result from any work performed by Kay for the Company.

8.                    Arbitration:  Any dispute between Kay and the Company (including its officers, directors, employees, and agents) arising from or relating to this Agreement or the relationship between Kay and the Company shall be settled exclusively by final and binding arbitration in Orange County, California, under the auspices of the American Arbitration Association. If Kay or the Company are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes in effect at the time (“National Rules”).  The arbitrator shall apply California law. The award of the Labour Commissioner shall be final and binding, and shall not be subject to appeal or review except as required by California law, Once final, the award of the arbitrator may be reduced to judgment in any Superior Court having jurisdiction over the party against whom the judgment is to be enforced. To the extent allowed by California law, the prevailing party in any such arbitration shall be entitled to recover reasonable attorneys’ fees.  Nothing contained in this Section shall prevent either party from seeking a temporary restraining order, preliminary injunction, or similar injunctive relief from a court of competent jurisdiction to enforce the provisions of this Agreement.

9.                    Conflict of Interest:  During the term of this Agreement, Kay shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual or reasonably likely competition with the business of the Company, except with the express written consent of the CEO, which consent shall not unreasonably be withheld. Kay may continue to serve in the capacities outlined in Exhibit A hereto which shall not be considered a conflict of interest.

10.                    Assignment.  This Agreement may not be assigned by Kay, but may be assigned by the Company to any successor in interest to its business.  In the event the Company does not survive any merger, acquisition, or other reorganization it shall make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Kay’s heirs, executors, administrators, and legal representatives.

11.                    Notices: All notices required by this Agreement may be delivered by first class mail or overnight mail (Federal Express or equivalent) at the following addresses:

                         To the Company:

                                        IsoTis OrthoBiologics, Inc.
                                        2 Goodyear
                                        Irvine, CA  92618

                                        Attention: Chief Executive Officer

                         To Kay:

                                        John F. Kay, Ph.D.
                                        2892 Camino Serbal
                                        Carlsbad, CA 92009

12.                    Amendment:  This Agreement may be modified only by written agreement signed by both parties.

13.                    Choice of Law: This Agreement shall be governed by the laws of the State of California.

14.                    Partial Invalidity:  In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

15.                    Waiver:  No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

16.                    Counterparts:  This Agreement may be signed in counterparts, and the signature pages may be transmitted by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.                    Complete Agreement: This Agreement contains the entire agreement between the parties. and supersedes any and all prior and contemporaneous oral and written agreements including but not limited to the 2003 Employment Agreement, which shall have no further force and effect.

JOHN F. KAY, PH.D.

/s/ JOHN F. KAY

Date:	November 8, 2004

ISOTIS ORTHOBIOLOGICS, INC.

By:	/s/ PIETER WOLTERS

Name:	Peter Wolters

Title:	CEO

Date:	November 8, 2004

EXHIBIT A

PERMITTED ACTIVITIES

1.	Act as President and CEO of Bio-Interfaces, Inc., and using best efforts to promptly dissolve the company or before December 31, 2004.

2.	Manager and participant in LaCosta Youth Organization (LCYO) Sports League.

3.	“O” Company v. Osteotech, serves as consultant to plaintiff’s counsel.